Exhibit-3.1(c)

STATE OF MONTANA

ARTICLES of AMENDMENT for
PROFIT CORPORATION
(35-1-230 MCA)

MAIL:	BRAD JOHNSON
Secretary of State
P.O. Box 202801
Helena, MT 59620-2801
PHONE:	(406)444-3665
FAX:	(406)444-3976
WEB SITE:	sos.mt.gov
1.	The current name of this Corporation is: Energy West, Incorporated

2.	The following amendment was adopted in the manner provided for by the Montana Business Corporation Act: To amend the company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $.15 per share, from 3,500,000 shares to 5,000,000 shares.

(Please attach additional sheets of paper if more room is needed.)
3.	The date this amendment was adopted is: March 2, 2005
(Mo/day/year)
Please check the appropriate box and provide additional information where requested. (only check one box):
☐ This amendment was adopted by a sufficient vote of the Board of Directors. A vote of the shareholders was not required.
☑ This amendment was adopted by a sufficient vote of the shareholders.

There were:	2,599,340	shares outstanding:	1,349,713	voted for the
	(outstanding #)		(for #)
amendment:	199,385	voted against.
	(against #)
NOTE: For voting groups, see help sheet on the reverse side.

/s/ [ILLEGIBLE]
Signature of Officer or Chair of the Board

Senior Vice President	October 28, 2005

Title	Date
NOTE: There are important legal and accounting procedures and implications with respect to this corporate action. Suitable legal and accounting advice should be secured before submission. The Secretary of State’s office encourages that such advice be sought prior to filling out forms and to be sure that you understand the terms and procedures